Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Bryce W. Rhodes, President

713-850-1880

WHITTIER ENERGY CORPORATION LISTS

ON NASDAQ NATIONAL MARKET

HOUSTON – (Business Wire) – December 27, 2005 – Whittier Energy Corporation (WHIT) announced today that it has been listed on the NASDAQ National Market and is trading under the symbol WHIT. Immediately upon listing on the NASDAQ, all of the Company’s outstanding shares of Series A 8% Automatically Convertible Preferred Stock converted into 8,529,120 shares of Whittier common stock, which were listed immediately on the NASDAQ along with Whittier’s common stock previously outstanding.

On December 13, 2005, the Securities and Exchange Commission declared effective Whittier’s two registration statements on Forms SB-2, as amended, relating to the resale of up to a total of 8,529,120 shares of the Company’s common stock, which were issued today upon conversion of the Company’s Series A preferred stock. Whittier will not receive any proceeds from any resale by the selling security holders of registered shares of common stock.

“Whittier’s listing on NASDAQ and the resulting automatic conversion of our Series A Preferred Stock into shares of common stock is a significant moment for the Company and our stockholders” said Bryce Rhodes, President and CEO of Whittier. “We believe that these events, combined with the effective registration of the converted common stock, will increase our liquidity and access to capital markets by allowing institutions to invest in Whittier who typically did not or could not invest in over-the-counter securities.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California.  Additional information about Whittier Energy can be found at www.whittierenergy.com.

Forward-Looking Statements

Certain statements included in this news release are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. The company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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